Exhibit 10.4

Execution Copy

AMENDMENT NO. 1

TO

TRUST ACCOUNT AGREEMENT

This AMENDMENT NO. 1 TO TRUST ACCOUNT AGREEMENT (the “Amendment”) is made as of June 2, 2006 by and between HAPC, INC, (formerly Healthcare Acquisition Partners Corp,), a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., a national banking association, as account agent (the “Account Agent”).

RECITALS:

WHEREAS, the Company and the Account Agent are parties to that certain Trust Account Agreement, dated as of April 11, 2006 (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Account Property, as that term is defined in the Agreement, is invested in a JPMorgan Chase Bank Money Market Deposit Account fully collateralized by United States government securities, upon the terms and subject to the conditions set forth therein;

WHEREAS, any interest earned and payable on the invested Account Property will constitute income to the Company and result in income taxes payable by the Company;

WHEREAS, the Company has determined that such investment will generate greater returns than a non-income tax generating investment and is in the best interests of the Company’s stockholders;

WHEREAS, the Company has requested that the Account Agent amend the Agreement to permit distributions to the Company of a portion of the interest earned on the investment of the Account Property in an amount equal to the income tax liability of the Company resulting from interest earned on die Account Property, with any interest earned on the investment of the Account Property not so distributed to remain in the account;

WHEREAS, the board of directors of the Company has determined that this Amendment is not materially adverse to, and is in the best interests of, the stockholders of the Company; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Agreement;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Amendments.

(a)	The following is hereby added to the Agreement directly after Section 3(d):

(e) Upon written instructions from the Company, the Account Agent shall deliver to the Company, on a quarterly basis, from the interest earned on the investment of Account Property, an amount equal to the income taxes payable by the Company arising solely from such interest earned on the Account Property as specified in such written notice, with any and all interest earned on the investment of Account Property not so distributed to remain in the account.

(b)	The parenthetical at the end of the sentence in Section 6(f) is hereby deleted in its entirety.

Section 2. Effect of Amendments. Except to the extent expressly amended hereby, the Agreement shall remain in full force and effect in all respects.

Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof to the extent such principles would require or permit the application of the laws of another jurisdiction,

Section 4. Execution of Amendment. This Amendment may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Trust Account Agreement as of the date first written above.

HAPC, INC.

By:	/s/ John E. Voris
Name:	JOHN E. VORIS
Title:	CEO

JPMORGAN CHASE Bank, N.A., as Account Agent

By:	/s/ Daren M. Dinicola
Name:	Daren M. Dinicola
Title:	V.P.